Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 16, 2005, except for Note 10, as to which the date is October 3, 2005, in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-129989) and related Prospectus of Visicu, Inc. dated January 19, 2006.
/s/ Ernst & Young LLP
Baltimore, Maryland
January 16, 2006